Exhibit 99.3


                       CERTIFICATE OF ENGLISH TRANSLATION

     Pursuant to Rule 306 of Regulation S-T, the registrant certifies that the exhibit in Part II. Item 6(a):

     2.1 Agreement, dated May 31, 2002, by and among Denison Hydraulicks GmbH and the shareholders of Rander & Co. Hydraulick-Systeme und Anlagenbau GmbH ("Rander"), for the acquisition of 100% of the outstanding shares of Rander is a fair and accurate English translation.


                                        DENISON INTERNATIONAL plc
                                               (Registrant)


Date: August 14, 2002                   /s/ Bruce A. Smith
      ---------------                   ------------------------------
                                        Bruce A. Smith
                                        Director and Chief Financial Officer